Exhibit 16.1

November 28, 2007

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have been furnished with a copy of the response to Item 4.01 of Form 8-K dated November 27, 2007 for the event that occurred on November 21, 2007, to be filed by our former client, VECTr Systems Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ BDO DUNWOODY LLP